Exhibit 99.1

News Release

Contact:	Karin Demler, Investor Relations, 615-263-3005 Louise Grant, Media, 615-263-3106
Corrections Corporation of America
Announces Damon Hininger to Succeed
John Ferguson as Chief Executive Officer
John Ferguson to Remain as Chairman of the Board of Directors
NASHVILLE, TN — August 17, 2009 — Corrections Corporation of America (NYSE: CXW) (the “Company” or “CCA”), the nation’s largest provider of corrections management services to government agencies, announced today that John Ferguson, the Company’s Chairman and Chief Executive Officer will retire as CEO effective October 15, 2009. Damon Hininger, who currently serves as the Company’s President and Chief Operating Officer, has been named to succeed Mr. Ferguson as Chief Executive Officer and will also serve as a director. Mr. Ferguson will remain as Chairman of the Company’s Board of Directors and as an active participant during the transition and in his responsibilities with the Board of Directors.
“On behalf of the Board of Directors and management, I would like to thank John for his invaluable service and leadership to our company over the last nine years. John successfully led a turnaround of CCA, instituting dramatic change in the Company’s business structure and returning CCA to profitability,” said William Andrews, Chairman of the Executive Committee of CCA’s Board of Directors. “John has helped to establish a strong business model that continues to successfully serve our customers, stockholders and employees. We look forward to his continued work and leadership as Chairman of the Company’s Board of Directors.”
Commenting on the transition, John Ferguson, CCA’s Chairman of the Board stated, “First let me express my gratitude to the Board and the shareholders of CCA for allowing me to serve as President and CEO, and to continue as Chairman of the Board. I look forward to working with the other Board members to continue to build a strong and dynamic Board of Directors that is committed to CCA’s mission and vision. While at CCA I faced many opportunities and challenges, but I always found it fulfilling and rewarding. Although I will continue to be involved with CCA’s Board and expect to remain quite active during the transition, I look forward to the next chapter of my life.”
Mr. Ferguson added, “I would also like to congratulate Damon on his achievement. Having started with CCA 17 years ago, Damon intimately knows every aspect of CCA’s business and is well equipped to build on CCA’s strategy and successfully lead CCA into the future. Damon epitomizes our active approach to professional staff development and I am proud of his accomplishments.”
10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

Mr. Hininger concluded, “I am honored and grateful for this opportunity and look forward to serving as President and Chief Executive Officer of CCA. I would like to thank the Board of Directors for the confidence they have placed in me. I especially would like thank John, who has been a great mentor to me. I look forward to working with John in his role as Chairman and building on the strong foundation he established during his time as CEO of the Company.”
Mr. Hininger joined the Company in 1992 gaining exposure to essentially all aspects of the business throughout his career. Most recently he served as, President and Chief Operating Officer; Senior Vice President, Federal Customer Relations; Vice President, Federal Customer Relations and Vice President, Business Analysis. Mr. Hininger earned a bachelor’s degree from Kansas State University and an M.B.A. from the Jack Massey School of Business at Belmont University.
About the Company
The Company is the nation’s largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. The Company currently operates 65 facilities, including 40 company-owned facilities, with a total design capacity of approximately 86,500 beds in 19 states and the District of Columbia. The Company specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, the Company’s facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. The Company also provides health care (including medical, dental and psychiatric services), food services and work and recreational programs.
Forward-Looking Statements
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) fluctuations in the Company’s operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (ii) changes in the privatization of the corrections and detention industry, the public acceptance of the Company’s services, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (iii) the Company’s ability to obtain and maintain correctional facility management contracts, including as a result of sufficient governmental appropriations and as a result of inmate disturbances; (iv) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond the Company’s control, such as weather, labor conditions and material shortages, resulting in increased construction costs; and (v) general economic and market conditions. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission.
The Company takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services.
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